Exhibit 5.1

Pepper Hamilton LLP

---------------------Attorneys at Law

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

February 11, 2014

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to a registration statement on Form S-8 of Comcast Corporation (the “Company”) which is being filed with the Securities and Exchange Commission (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The Registration Statement relates to $500,000,000 of deferred compensation obligations which may be incurred by the Company pursuant to the Comcast Corporation 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) and $150,000,000 of deferred compensation obligations which may be incurred by the Company pursuant to the Comcast Corporation 2002 Restricted Stock Plan (the “Restricted Stock Plan,” and collectively with the Deferred Compensation Plan, the “Plans”). Such deferred compensation obligations are referred to herein as “Deferred Compensation Obligations.”

In connection with our representation of the Company, as a basis for our opinions set forth below, we have examined the Registration Statement, including the exhibits thereto, the Company’s Articles of Incorporation, as amended, the Company’s By-laws, the Plans and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, it is our opinion that the Deferred Compensation Obligations incurred by the Company in accordance with the Plans will be valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or

Comcast Corporation

February 11, 2013

affecting creditors’ rights generally and (b) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity. This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

Our opinion is limited to the Business Corporation Law of the Commonwealth of Pennsylvania, as amended, including the statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting these laws, and the federal securities laws, each as in effect on the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP